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                                                                  EXHIBIT 10.22

                      1994 KENT ELECTRONICS CORPORATION
                       SPOUSAL SALARY CONTINUATION PLAN


     On this 10th day of October, 1994, Kent Electronics Corporation ("Kent") adopts the following Salary Continuation Plan:

     1. Recipient: The person designated by Morrie K. Abramson on the Designation of Benefit form or in the manner prescribed in his Last Will and Testament

     2. Name of Plan: 1994 Kent Electronics Corporation Spousal Salary Continuation Plan

     3.   Effective Date: June 10, 1994

     4.   Terms of Plan:

          a.  As a condition precedent to any payment under this Plan, Morrie
              K. Abramson must be an employee of Kent Electronics Corporation at the date of his death.

          b. Assuming the conditions precedent in paragraph 4.a. above are met, Kent Electronics Corporation shall pay to whomsoever Morrie
              K. Abramson designates in his Last Will and Testament or as specified on his Designation of Benefit form attached hereto, 60 percent of Morrie K. Abramson's monthly base salary as paid in Kent's fiscal year preceding his death as shown on the payroll records of Kent. As an example, if his monthly base salary were $30,000 per month, then the benefit paid would be $18,000 per month.

          c. The term of payment under this Plan is 180 consecutive months following the month in which Morrie K. Abramson dies; e.g., using the example in paragraph 4.b. above, his beneficiary would receive $18,000 per month for 180 consecutive months.

          d. This Plan supersedes, replaces, and is in lieu of the previously adopted Three-Year Salary Continuation Plan for Morrie K. Abramson.

          e. The fiduciary of this Plan is Kent Electronics Corporation, 7433 Harwin, Houston, Texas 77036.

          f. The Plan shall be funded out of the general assets of the Company.

          g. This Plan may be amended by the Board of Directors of the Company prior to the death of Morrie K. Abramson, but not thereafter, only with the written consent of Morrie K. Abramson.

          h. The procedure for a claim denial under this Plan is as set forth below:


              (1) CLAIM. If a Participant or his Beneficiary ("Claimant") is denied all or any portion of an expected Plan benefit for any reason, he may file a claim with the person or office designated by the Committee to receive claims. Under normal circumstances, a final decision will be made as to a claim within 60 days after receipt of the claim. If the Committee notifies the Claimant in

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                     writing during the initial 60-day period, it may extend
                     the period up to 120 days after initial receipt of the claim. The written notice must contain the circumstances necessitating the extension and the anticipated date for the final decision. If a claim is denied during the claims period, the Committee must notify the Claimant in writing. The denial must include the specific reasons for it, the Plan provisions upon which the denial is based, and the claims review procedure. If no action is taken during the claims period, the claim is treated as if it were denied on the last day of the claims period.

               (2) REVIEW PROCEDURE. If a Participant's or Beneficiary's claim is denied and he wants a review, he must apply to the Committee in writing. That application can include any comment or argument the Claimant wants to make. The Claimant can either represent himself or appoint a representative, either of whom has the right to inspect all documents pertaining to the claim and its denial. The Committee can schedule any meeting with the Claimant or his representative that it finds necessary or appropriate to complete its review.

               (3) FINAL DECISION. The request for a review must be filed within 60 days after the denial. If it is not, the denial becomes final. If a timely request is made, the Committee must make its decision, under normal circumstances, within 60 days of the receipt of the request for a review. However, if the Committee notifies the Claimant prior to the expiration of the initial review period, it can extend the period of a review up to 120 days following the initial receipt of the request for a review. All decisions of the Committee must be in writing and must include the specific reasons for their action and the Plan provisions on which their decision is based. If a decision is not given to the Claimant within the review priod, the claim is treated as if it were denied on the last day of the review period.

          i. This Plan is governed by the laws of the state of Texas and is enforceable in Houston, Texas.

          j. This Plan is enforceable and binding upon and shall inure to the benefit of the successors, representatives, heirs, and assigns of the parties.

                                             KENT ELECTRONICS CORPORATION

                                             By: /s/  James F. Corporron
                                                 -----------------------------
                                                  James F. Corporron,
                                                  President


                                             APPROVED AND ACCEPTED:

                                             By: /s/  Morrie K. Abramson
                                                 -----------------------------
                                                  Morrie K. Abramson



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                           DESIGNATION OF BENEFITS

     PURSUANT TO the 1994 Kent Electronics Corporation Spousal Salary Continuation Plan ("Plan"), I, the undersigned, designate as Beneficiary of the benefits under the Plan, Rolaine Segal Abramson, during her life; and, if she dies during the 15-year payout, then any remaining payments shall be distributed in accordance with the Last Will and Testament of Rolaine Segal Abramson.



10-18-94                            Morrie K. Abramson
- ---------------                     -----------------------------------
Date                                Morrie K. Abramson


STATE OF TEXAS    )
                  )
COUNTY OF HARRIS  )


     This Designation of Benefits was acknowledged before me on October 18, 1994.



(SEAL)                              Kathy R. King
                                    -----------------------------------
                                    Notary Public - State of Texas